EXHIBIT 23.1

LICENSING AGREEMENT BETWEEN
EMAX MEDIA GROUP, INC., EMAX HOLDINGS CORPORATION
AND
ARTISTS INNOVATIONS, INC.
_____________________

         THIS AGREEMENT is made and entered into as of the 17th day of April 2007, by and between ARTISTS INNOVATIONS, INC., a Utah Company with its principal place of business located at 358 South 700.Ste B149 Salt Lake City Utah 84102 (hereinafter referred to as “ARTISTS INNOVATIONS") and EMAX MEDIA Group, Inc., a company partly held by EMAX HOLDINGS CORPORATION., a Delaware Corporation with its principal place of business located at 2576 Memorial Blvd Ste. 177  Springfield Tennessee   37172 (hereinafter referred to as "EMAX MEDIA").

WITNESSETH:

WHEREAS,  ARTISTS INNOVATIONS controls,  for the purposes herein stated,  entertainment, technology and media intellectual property rights and marketing rights to audio video, and game software master recordings embodying the vocal and  instrumental  performances of the recording artists  (hereinafter  sometimes jointly referred to as "Artists") listed on  Exhibit  "A"  attached  hereto and  incorporated  herein by  this reference  as (the "Assets")  for,  among  other  things,  the  purpose  of  The  non exclusive  rights  to  distribute,  sell, market  and  advertise  in the  Territory, (herein described as the “World”),  the Assets , software, videos and Albums and other formats by all means including but not limited to: wholesale distribution, direct to consumer  retailing and electronic  digital  transmission  via the  Internet; and transmitting the same electronically via the so-called, "World Wide Web" via the Internet; and

WHEREAS, EMAX MEDIA shall be at all times relevant during the term hereof in a position to directly or indirectly provide marketing and distribution facilities for sound recordings in and throughout the Universe (hereinafter referred to as the “Territory")   for wholesale distributing, direct TV Sales, and at live sports and concert events and "direct to consumer” basis via the Internet and other means of electronic transmission; and

WHEREAS,  the Board of Directors and shareholders of ARTISTS INNOVATIONS and the Board of Directors of EMAX MEDIA  have  determined,  subject to the terms and conditions set  forth  in this  Agreement,  that the  transaction  contemplated  hereby  is desirable  and in the best  interests  of their  respective  corporations.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed transaction.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and promises hereinafter set forth, it is agreed:

ARTICLE I

ASSIGNMENT OF MASTER SOUND RECORDING LICENSE

         Section 1.1 License of Master Recordings: ARTISTS INNOVATIONS  hereby licenses non- exclusively to EMAX MEDIA and EMAX MEDIA hereby accepts from ARTISTS INNOVATIONS, for the term of this Agreement and for the Territory  only, the rights to market technologies, audio, video and software media content master marketing rights to property assets technologies, trademarks, brands names and other proprietary interests listed on Exhibit "A" (herein the "Masters")  annexed  hereto (and by this reference  incorporated  herein)  to be  commercially  exploited  by EMAX MEDIA  by means  of  traditionally marketing and distributing the masters titles in cassettes, CD’s , DVD and all other media format ; in addition to so-called "downloading"  and  other  forms  of  purely  electronic  transmission  via  the Internet,  throughout  the  Territory of the world ,  and of  commercially exploiting the same on a so-called "direct to consumer" basis. EMAX MEDIA undertakes to use its best efforts and all reasonable skill and ability in its distribution and marketing hereunder throughout the Territory.

         Section 1.2 Rights Granted: Subject to the provisions of Section 1.1 hereof (and to the other provisions of this Agreement), ARTISTS INNOVATIONS hereby grants to EMAX MEDIA with regard to ARTISTS Innovation’s rights to market technologies, audio, video and software media content master marketing rights, technologies, trademarks, brands names and other proprietary interests; and the following rights with respect to the Albums, DVD and cassettes:

(a) The  non exclusive  rights  to  distribute,  sell, market  and advertise  in the  Territory  the Master titles by all means including but not   limiting to the direct to consumer  retailing, wholesale distributing and electronic  digital  transmission  via the  Internet.

(b) The non-exclusive  right to use in and throughout the  Territory  the names and  likenesses  of the  Artists  in connection  with the  advertising,  publicizing  or electronic distribution  of the Masters via the  Internet as provided for herein. Except as expressly provided for herein, ARTISTS INNOVATIONS or third parties whose rights in and to the same  underlie  those of  ARTISTS INNOVATIONS  shall  own  and  retain the exclusive right to exploit  all  artwork  embodying  the  Artists'  names  and/or likenesses hereunder  (except as to those uses and  ownerships which are specifically granted to EMAX MEDIA hereunder) and EMAX MEDIA shall have no  so-called  "merchandising  rights"  (as  that term is commonly  understood  in the  phonograph  record  industry) in and  to  the  Artists' names, voices, likenesses, or facsimile signatures  as  a  result  of  this Agreement and the Artists' performances.

(c) EMAX MEDIA  shall not use or in any way  dispose  of any  master  recording   supplied  or  caused  to  be  supplied  by ARTISTS INNOVATIONS under this Agreement or any  reproduction  thereof, other than in accordance with the terms hereof.

         Section 1.3 Term: The term of this Agreement shall commence as of May 2, 2007 and shall be perpetual unless otherwise terminated as hereinafter provided for. (Hereinafter the "Term").

         Section 1.4 Consideration: In consideration of this Agreement and the rights licensed hereunder, EMAX MEDIA shall cause to be issued an aggregate wherein the Company shall cause to be issued an aggregate of 8,293,578 EMAX MEDIA GROUP, Inc. Shares of Preferred Stock, with a stated value of $1.00 per share of its $0.000001 par value preferred stock, and convertible into 103,885,000 shares of common stock with a stated value of $.08 per share in EMAX Holdings Corporation to ARTISTS INNOVATIONS. EMAX MEDIA shall cause the shares of preferred stock to be issued upon receipt from ARTISTS INNOVATIONS of all documentation and information required hereunder. The date on which such shares are issued shall be the "Closing Date".

         Section 1.5 Payment and Division of Future Royalties: During the Term hereof, ARTISTS INNOVATIONS shall be entitled to seven percent (7%) of all receipts (i.e. monies or other consideration actually received by EMAX MEDIA (either "on receipt" or in accordance with periodic royalty disbursements resulting from EMAX MEDIA entering into third party agreements providing for periodic accountings and payments) on an "as received" basis as a result of the commercial electronic exploitation of the Masters via the Internet as provided for herein. In the event ARTISTS INNOVATIONS receives not less than One hundred thousand dollars ($100,000) from EMAX MEDIA during the Term, then and without further action or notice on the part of either party, this Agreement shall automatically renew and a renewal term of like duration. Such renewal term shall be extended by each consecutive three-(3) year period during which such minimum sum is paid by EMAX MEDIA to ARTISTS INNOVATIONS. During and for any renewal term (or during/for the initial Term) in which such minimum amount is not paid, EMAX MEDIA shall have the right, but not the obligation, to elect to effect such renewal by paying to ARTISTS INNOVATIONS the difference between all net receipts paid during the relevant time period and the sum of One hundred thousand dollars ($100,000).

         Section 1.6 Third Parties and Copyright Royalties:

(a) To the extent applicable, ARTISTS INNOVATIONS shall pay or cause to be paid any and all sums (if any) which may become due to any third party(ies) pursuant to any contract with ARTISTS INNOVATIONS as a result of this agreement including all sums due to the Artists or any record producers, musicians, arrangers, copyists or others whose performances are embodied in the Albums as a result of this Agreement and EMAX MEDIA' payment hereunder. Any claims in connection therewith are without relevance to EMAX MEDIA. ARTISTS INNOVATIONS shall hold EMAX MEDIA harmless from and indemnified against all such third party obligations.

(b) With respect to records released by EMAX MEDIA hereunder which embody master recordings hereunder containing copyrighted musical or other material, EMAX MEDIA warrants and represents that it shall obtain all necessary licenses and that it shall pay directly to the copyright proprietors of such material or to their duly authorized agent(s), all mechanical royalties  (including the full statutory rate thereof, as required), performance royalties or other sums which may be due or become due under and in  accordance  with said  licenses or any  applicable  laws with  respect to sales hereunder. EMAX MEDIA shall hold ARTISTS INNOVATIONS harmless from and indemnified against all such third party obligations.

         Section 1.7 Delivery of Master Recordings: EMAX MEDIA shall acknowledge, in writing ARTISTS Innovation’s  delivery of the master recordings  licensed hereunder and that all such master  recordings  shall be used by EMAX MEDIA only for such purposes as are provided for in this Agreement.

           Section 1.8  Trademarks: Label Copy

(a) To the extent ARTISTS INNOVATIONS has rights extended to use the  registered and published trademarks and tradenames: (“EMAX Music”) and (“EMAX  Videos”) , (“EMAX Classics”) (“EMAX Games”) such use can lawfully be permitted by ARTISTS INNOVATIONS, and ARTISTS INNOVATIONS hereby grants to EMAX MEDIA for the term of this Agreement the non-exclusive right to use the trademarks, tradenames and logos, within the Territory, only and solely for the purpose of distribution, marketing and advertising and electronic downloading and transmission of the Masters, as herein provided.  EMAX MEDIA shall comply with all electronic label copy instructions and on-screen credit requirements received from ARTISTS INNOVATIONS.  All such label copy shall bear appropriate copyright notices and notice under the Universal Copyright Convention.

(b) EMAX MEDIA agrees and acknowledges that it shall not acquire any rights of  whatever nature in the ARTISTS INNOVATIONS said trademark or any artwork thereof as a result of EMAX MEDIA’ use thereof, and that all uses thereof by EMAX MEDIA shall inure to the benefit of ARTISTS INNOVATIONS.  EMAX MEDIA shall not directly or indirectly, during the term of this Agreement or thereafter, attack the ownership by ARTISTS INNOVATIONS of its trademarks and/or “logos” or the validity thereof.  EMAX MEDIA shall at no time use or authorize the use of any trademark, “logo” trademarks or other designation identical with or confusingly similar to ARTISTS INNOVATIONS’ trademarks and “logos”.

(c) EMAX MEDIA shall not at any time apply for any registration of any copyright, trademark or “logo” or other designation including any artwork which includes ARTISTS INNOVATIONS’ trademarks and/or “logos” in whole or in part, and shall not file any document with any governmental authority or take any other action which would affect the ownership of said trademark or “logos”.

(d) ARTISTS INNOVATIONS shall furnish EMAX MEDIA with the names of songwriters and lyricists of each musical selection embodied in the Masters.  Such information and the individual running/playing times of each Master shall be delivered to EMAX MEDIA not later than the date upon which the Masters are delivered along with artwork elements on hand.

         Section 1.9 Editing: All master recordings released on records hereunder shall be released in their entirety and without editing and in the manner and for the purpose originally recorded by ARTISTS INNOVATIONS, or its predecessor in interest or client(s).

         Section  1.10  Ownership  of Licensed  Property: All tapes, acetates, stampers, mothers or duplicates of all Master Recordings referred to herein and all copyrights, ownerships and rights in and to such master recordings shall remain the sole and exclusive property of ARTISTS INNOVATIONS or its underlying licenser, as the case may be. EMAX MEDIA will, upon request, execute or cause to be executed, and will deliver to ARTISTS INNOVATIONS all documents necessary to establish and effectuate ARTISTS INNOVATIONS' clients' unencumbered ownership of all such rights. Neither EMAX MEDIA nor anyone claiming rights through EMAX MEDIA shall sell, assign, transfer, mortgage, hypothecate or subject to any lien or encumbrance, any of the above rights, and any attempt thereto shall be null and void and of no force and effect whatsoever. All graphic depictions of the Artists and references to the Masters produced or otherwise utilized by or under the authority of EMAX MEDIA hereunder shall bear appropriate copyright notices, as required under the Rome Convention, indicating inter alia that the Master Recordings are copyrighted in the name of ARTISTS INNOVATIONS and or predecessor companies, respectfully.

         Section 1.11  Rights of Termination of ARTISTS INNOVATIONS: In the event:

(a) EMAX MEDIA  shall  fail to make  any  payments  required  hereunder  or EMAX MEDIA shall  fall to perform  any of its  material obligations required of it hereunder and ARTISTS INNOVATIONS shall have notified EMAX MEDIA in writing of such failure and EMAX MEDIA shall not have cured such  failure  within  five (5) days after such  written notification;

(b) EMAX MEDIA shall make or attempt to make any  assignment for the benefit of  creditors  or make any  compositions  with creditors, or any action or proceeding under any bankruptcy or insolvency  law is taken by or against EMAX MEDIA or EMAX MEDIA shall affect a voluntary or compulsory liquidation; or

Section 1.12 Effect of Expiration or Termination: Upon the expiration or termination of this Agreement, all commercial exploitation of the Masters by or under the authority of EMAX MEDIA shall cease, and EMAX MEDIA shall not offer to consumers on the Internet (or otherwise) any further use of the master recordings licensed hereunder. All master recordings and all derivatives thereof and any other material in EMAX’s  possession or control used in the exploitation of the Masters hereunder  (including, but not limited to, tapes, mothers, stampers or other electronic renditions of the Masters) shall promptly, at the option of ARTISTS INNOVATIONS and upon its written instruction, either:
                           (a)  be  transferred  by  EMAX MEDIA  to  ARTISTS INNOVATIONS  or its designee at EMAX’s actual cost, plus shipment charges; or

                           (b) to the extent ARTISTS INNOVATIONS so elects in writing, be destroyed  by EMAX MEDIA  under  the  supervision  of  ARTISTS INNOVATIONS  or ARTISTS INNOVATIONS'  designee,  or, at ARTISTS INNOVATIONS'  written request, destroyed  by  EMAX MEDIA  without  such  supervision   provided  EMAX MEDIA provides  ARTISTS INNOVATIONS with an affidavit of such fact,  sworn to by a principal officer of EMAX MEDIA.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES
OF EMAX MEDIA

         As an  inducement  to, and to obtain the  reliance of  ARTISTS INNOVATIONS,  EMAX MEDIA represents and warrants as follows:

         Section 2.1 Organization: EMAX MEDIA is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it are now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the EMAX MEDIA Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, amended articles of incorporation (collectively, hereinafter referred to as the "articles of incorporation") and bylaws of EMAX MEDIA as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Artists articles of incorporation or bylaws. EMAX MEDIA has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement. EMAX MEDIA has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to consummate the transactions herein contemplate.

         Section  2.2  Capitalization: The authorized capitalization of EMAX MEDIA consists of 340,000,000 shares, of which 40,000,000 shares are Preferred Shares, par value $0.000001 per share, and 300,000,000 are Common Shares, par value $0.01 per share. As of the date hereof there are 120,000 common shares of EMAX MEDIA issued and outstanding. There are no preferred shares issued or outstanding. As of the Closing Date, as defined herein, there will be no more than 300,000 common shares issued and outstanding (the "EMAX MEDIA Common Shares") held by the then existing securities holders of EMAX MEDIA and no preferred shares issued or outstanding. All issued and outstanding EMAX MEDIA Common Shares have been legally issued, fully paid and are nonassessable.

         Section 2.3 Subsidiaries: EMAX MEDIA has no subsidiary companies.

         Section 2.4 Information: The information concerning EMAX MEDIA as set forth in this Agreement and in the EMAX MEDIA Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

       Section 2.5 Litigation and Proceedings: There are no actions, suits or proceedings pending or, to the best of EMAX MEDIA' knowledge and belief, threatened by or against or affecting EMAX MEDIA, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of EMAX MEDIA. EMAX MEDIA does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

         Section 2.6 No Conflict With Other Instruments: The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which EMAX MEDIA is a party or to which any of its properties or operations are subject.

         Section 2.7 Material Contract Defaults: To the best of Artists knowledge and belief, EMAX MEDIA is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of EMAX MEDIA, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which EMAX MEDIA has not taken adequate steps to prevent such a default from occurring.

         Section  2.8  Governmental  Authorizations: To the best of Artists knowledge, EMAX MEDIA has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by EMAX MEDIA of the transactions contemplated hereby.

         Section 2.9 Compliance With Laws and Regulations: To the best of Artists’s knowledge and belief, EMAX MEDIA has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations,  properties, assets or condition of EMAX MEDIA or would not result in Artists incurring any material liability.

         Section 2.10 Insurance: EMAX MEDIA has no insurable properties and no insurance policies will be in effect at the Closing Date, as hereinafter defined.

        Section 2.11 Approval of Agreement: The board of directors of EMAX MEDIA has authorized the execution and delivery of this Agreement by EMAX MEDIA and has approved the transactions contemplated hereby. The approval of this Agreement by EMAX MEDIA shareholders is not required,

         Section 2.12 Material Transactions or Affiliations: As of the Closing Date there will exist no material contract, agreement or arrangement between EMAX MEDIA and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by EMAX MEDIA to own beneficially, ten percent (10%) or more of the issued and outstanding common stock of EMAX MEDIA and which is to be performed in whole or in part after the date hereof. EMAX MEDIA has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

ARTICLE III

REPRESENTATIONS, COVENANTS AND WARRANTIES
OF ARTISTS INNOVATIONS

         Section 3.1. Organization: ARTISTS INNOVATIONS is a corporation duly organized, Validly existing and in good standing under the laws of the state of Florida and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of ARTISTS INNOVATIONS's articles of incorporation or bylaws. ARTISTS INNOVATIONS has full power, authority and legal right and has taken all action required by law, its articles of incorporation, and its bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 3.2  Information: The information concerning ARTISTS INNOVATIONS setforth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

         Section 3.3 Title and Related Matters: Except as provided herein, ARTISTS INNOVATIONS has good and marketable title to and is the owner of the Assets, free and clear of all liens, pledges, charges or encumbrances except: (a) statutory liens or claims not yet delinquent; and (b) such imperfections of title and easements as do not and will not, materially detract from or interfere with the present or proposed use of the Assets or otherwise materially impair present business operations on such Assets. Except as set forth herein, ARTISTS INNOVATIONS owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with the Assets. Except as set forth herein, no third party has any right to, and ARTISTS INNOVATIONS has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the proposed business, operations, financial conditions or income of the proposed use of the Assets described herein.

         Section 3.4 Litigation and Proceedings: To the best of ARTISTS INNOVATIONS' knowledge and belief, there are no actions, suits, proceedings or investigations pending or threatened by or against ARTISTS INNOVATIONS or affecting ARTISTS INNOVATIONS or the Assets, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of the Assets. ARTISTS INNOVATIONS does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

         Section 3.5 Material Contract Defaults: Except as set forth herein, to the best of ARTISTS INNOVATIONS knowledge and belief, ARTISTS INNOVATIONS is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to Assets and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which ARTISTS INNOVATIONS has not taken adequate steps to prevent such a default from occurring.

         Section 3.6 No Conflict With Other Instruments: The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument affecting the Assets or to which any of the Assets are subject.

         Section 3.7 Governmental Authorizations: To the best of ARTISTS INNOVATIONS knowledge,   ARTISTS INNOVATIONS   has   all   licenses,  franchises,  permits  or  other governmental authorizations legally required  to enable  the Assets to be  utilized  as  contemplated  herein in all material respects as conducted on the date hereof.  No authorization,  approval, consent or order of, or  registration,  declaration or filing with, any court or other  governmental  body is  required  in  connection  with the  execution  and delivery by ARTISTS INNOVATIONS of this Agreement and the  consummation  by ARTISTS INNOVATIONS of the transactions contemplated hereby.

         Section  3.8  Compliance  With  Laws  and  Regulations: To the best of ARTISTS INNOVATIONS' knowledge, ARTISTS INNOVATIONS has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the Assets.

         Section 3.9 Approval of Agreement: The board of directors and shareholders of ARTISTS INNOVATIONS have authorized the execution and delivery of this Agreement by ARTISTS INNOVATIONS and have approved the transactions contemplated hereby.

ARTICLE IV

SPECIAL COVENANTS

         Section 4.1 Access to Properties and Records:                                                                                                 EMAX MEDIA and, relevant to the Assets only, ARTISTS INNOVATIONS will each afford to the officers and authorized representatives of the other full access to the properties, books and records of the other in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the other, as the other shall from time to time reasonably request.

         Section 4.2 Special  Covenants  and  Representations  Regarding the EMAX MEDIA Common Shares to be Issued Herein: The consummation of this Agreement, including the issuance of the EMAX MEDIA Common  Shares to  ARTISTS INNOVATIONS  as  contemplated  hereby, constitutes  the offer and sale of  securities  under the  Securities  Act,  and applicable state statutes.  Such transaction shall be consummated in reliance on exemptions from the  registration and prospectus  delivery  requirements of such statutes, which depend, inter alia, upon the circumstances under which ARTISTS INNOVATIONS acquires such  securities.  In connection with reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing,  ARTISTS INNOVATIONS  shall cause to be delivered to EMAX MEDIA an  investment  letter, duly executed in the form included herein below as Exhibit "B."

         Section 4.3 Third Party Consents: EMAX MEDIA and ARTISTS INNOVATIONS agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

         Section 4.4  Actions Prior to Closing:

(a) From and after the date of this Agreement until the Closing Date or as permitted or contemplated by this Agreement, EMAX MEDIA and ARTISTS INNOVATIONS will each use its best efforts to:

(i) carry on its business in substantially the same manner as it has heretofore;

(ii) maintain and keep the Assets in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv) perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business;

(v) maintain and preserve its business organization intact, to retain its key employees and to maintain its relationship with its material suppliers and customers; and

    (vi) fully  comply  with and  perform in all material  respects all obligations and duties imposed on it by all  federal  and state  laws and all rules, regulations  and  orders  imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement until the Closing Date, neither EMAX MEDIA nor ARTISTS INNOVATIONS will, without the prior consent of the other party:

(i) except as otherwise specifically set forth herein, make any change in their respective certificates or articles of incorporation or bylaws;

    (ii)  declare  or pay  any  dividend  on its outstanding  shares of capital  stock,  except as may otherwise  be  required  by law,  or effect any stock split or otherwise change its capitalization,  except as provided herein;

(iii) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers;

(iv) grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any shares of its capital stock; or

(v) purchase or redeem any shares of its capital stock, except as disclosed herein.

         Section 4.5 Undertakings of ARTISTS INNOVATIONS: Management of ARTISTS INNOVATIONS, who will assume the management of EMAX MEDIA upon Closing, hereby undertakes to EMAX MEDIA and its shareholders as follow:

                           (a) to exercise  good faith in their  efforts to file all  reports  required  to be filed by the  surviving  company herein with the  Securities  and  Exchange  Commission  or any other governmental agency, in a timely manner; and

                           (b) to exercise  all due  diligence in causing EMAX MEDIA to list its  common  stock  for  trading  on any  national  stock exchange for which EMAX MEDIA may then qualify for such listing.

         Section 4.6 Management of EMAX MEDIA: Upon the Closing, the following persons are appointed directors of EMAX MEDIA in accordance with procedures set forth in the EMAX MEDIA bylaws: Dorliss Bright, Don Tanner and Gerardo Bernard. These directors shall hold office until their successor shall have been duly elected and shall have qualified or until their earlier death, resignation or removal.

         Section 4.7 Officers of EMAX MEDIA: Upon the Closing, the following persons shall be elected as interim officer of EMAX MEDIA in accordance with procedures set forth in the EMAX MEDIA bylaws:

NAME	OFFICER

Dorliss Bright	President/Treasurer/Secretary
Gerardo Bernard	CEO
Don Tanner	Vice President

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS
OF EMAX MEDIA

         The  obligations  of  EMAX MEDIA  under  this  Agreement  are  subject  to the satisfaction, at or before the Closing Date, of the following conditions:

         Section 5.1 Accuracy of Representations: The representations and warranties made by ARTISTS INNOVATIONS in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and ARTISTS INNOVATIONS shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by ARTISTS INNOVATIONS prior to or at the Closing. EMAX MEDIA shall be furnished with a certificate, signed by a duly authorized officer of ARTISTS INNOVATIONS and dated the Closing Date, to the foregoing effect.

         Section 5.2 Stockholder Approval: The stockholders of ARTISTS INNOVATIONS shall have unanimously approved this Agreement and the transactions contemplated thereby.

         Section 5.3 Officer's Certificate: EMAX MEDIA shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of ARTISTS INNOVATIONS to the effect that no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of ARTISTS INNOVATIONS, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed herein, by or against ARTISTS INNOVATIONS which might result in any material adverse change in any of the Assets.

         Section 5.4 Opinion of Counsel to ARTISTS INNOVATIONS: EMAX MEDIA shall receive an opinion dated as of the Closing Date from counsel to ARTISTS INNOVATIONS, or legal counsel  reasonably  acceptable to EMAX MEDIA, confirming the following:

 (a)  ARTISTS INNOVATIONS  is  a  corporation  duly  organized, validly  existing,  and in good standing under the laws of the state of  Florida  and has the  corporate  power and is duly authorized,  qualified,  franchised  and  licensed  under  all material applicable laws,  regulations,  ordinances and orders of public  authorities to own all of its properties and assets and  to  conduct  its  business  as now  conducted,  including qualification  to do business as a foreign  corporation in the states in which the character and location of the assets owned by it or the nature of the business  transacted by it requires qualification.

 (b) To the best knowledge of such legal counsel,  the execution and delivery by ARTISTS INNOVATIONS of this Agreement and the consummation of the transaction contemplated by this Agreement in accordance  with the terms hereof will not conflict with or result in the breach of any term or provision of  ARTISTS INNOVATIONS articles  of  incorporation  or  bylaws or  violate  any court order, writ, injunction or decree applicable to ARTISTS INNOVATIONS, or its properties or assets.

(c) This Agreement has been duly and validly authorized, executed and delivered by ARTISTS INNOVATIONS.

 (d) To the  best  knowledge  of such  legal  counsel, there  are  no  actions,   suits  or  proceedings  pending  or threatened by or against or affecting the Assets, at law or in equity,  before  any  court or other  governmental  agency  or instrumentality,  domestic or foreign or before any arbitrator of any kind.

(e) ARTISTS INNOVATIONS has taken all actions required by the applicable laws of the state of Delaware to permit the transfer of the rights to EMAX MEDIA.

         Section 5.5 Other Items: EMAX MEDIA shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as EMAX MEDIA may reasonably request.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF ARTISTS INNOVATIONS

         The  obligations of ARTISTS INNOVATIONS  under this Agreement are subject to the satisfaction, at or before the Closing Date (unless otherwise indicated herein), of the following conditions:

         Section 6.1 Accuracy of Representations: The representations and warranties made by EMAX MEDIA in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and EMAX MEDIA shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by EMAX MEDIA prior to or at the Closing. ARTISTS INNOVATIONS shall have been furnished with a certificate, signed by a duly authorized executive officer of EMAX MEDIA and dated the Closing Date, to the foregoing effect.

       Section 6.2 Officer's Certificate:  ARTISTS INNOVATIONS shall be furnished with a certificate dated the Closing Date and signed by a duly authorized officer of EMAX MEDIA to the effect that no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of EMAX MEDIA, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the EMAX MEDIA Schedules, by or against EMAX MEDIA which might result in any material adverse change in any of the assets, properties, business or operations of EMAX MEDIA.

         Section 6.3 No Material Adverse Change: Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of EMAX MEDIA.

         Section  6.5  Opinion of Counsel to EMAX MEDIA: ARTISTS INNOVATIONS  shall  receive an opinion  dated as of the Closing  Date from counsel to EMAX MEDIA, confirming the following:

 (a)  EMAX MEDIA is a  corporation  duly  organized,  validly existing,  and in good standing under the laws of the State of Delaware and has the corporate  power and is duly  authorized, qualified, franchised, and licensed under all applicable laws, regulations,  ordinances  and orders of public  authorities to own all of its  properties  and  assets  and to  carry  on its business  in  all  material   respects  as  it  is  now  being conducted, including qualification to do business as a foreign corporation  in the states in which the character and location of the  assets  owned  by it or  the  nature  of the  business transacted by it requires qualification.

 (b) To the best knowledge of such legal counsel,  the execution  and  delivery  by EMAX MEDIA of  this  Agreement  and  the consummation   of  the   transactions   contemplated  by  this Agreement  in  accordance  with  the  terms  hereof  will  not conflict with or result in the breach of any term or provision of EMAX MEDIA' articles of  incorporation  or bylaws or constitute a default or give rise to a right of  termination,  cancellation or acceleration under any material mortgage,  indenture,  deed of trust, license agreement or other obligation or violate any court order,  writ,  injunction or decree applicable to EMAX MEDIA or  its properties or assets.

 (c) The authorized  capitalization of EMAX MEDIA consists of 300,000,000  shares of Common Shares,  par value  $0.01 per share.  As of the Closing Date  there  are  100,000,000   common   shares  of  EMAX MEDIA  issued  and  outstanding. There  are no  preferred  shares  issued or  outstanding.  All  issued  and  outstanding shares are legally issued,  fully paid and  non-assessable  and not  issued  in  violation  of the  preemptive  rights  of any person.

 (d)  The  EMAX MEDIA  Common  Shares  to be  issued  to  the ARTISTS INNOVATIONS   stockholders   pursuant  to  the  terms  of  this Agreement  will be, when issued in  accordance  with the terms hereof, legally issued, fully paid and non-assessable.

 (e)  This   Agreement   has  been  duly  and  validly authorized,  executed, and delivered and constitutes the legal and binding obligation of EMAX MEDIA, except as limited by bankruptcy and insolvency  laws and by other laws affecting the rights of creditors generally.

 (f) To the best knowledge of such counsel, except as set forth in the EMAX MEDIA Schedules, there are no actions, suits or proceedings pending or threatened by or against  EMAX MEDIA or affecting EMAX MEDIA' properties, at law or in equity,  before any court  or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind.

(g) EMAX MEDIA has taken all actions required by the applicable laws of the state of Delaware to permit the issuance of the EMAX MEDIA Common Shares to ARTISTS INNOVATIONS.

               Section 6.7 Other Items: ARTISTS INNOVATIONS shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as ARTISTS INNOVATIONS may reasonably request.

ARTICLE VII

MISCELLANEOUS

         Section 7.1 Brokers and Finders: Each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

         Section 7.2 Law; Forum and Jurisdiction: This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, except as US federal law may be applicable.

         Section 7.3 Notices: Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to
EMAX Holdings Corporation
Roxanna Weber, President
2576 Memorial Blvd, Ste 176
Springfield, Tennessee 37172

EMAX MEDIA Group, Inc:
Dorliss Bright , CEO
358 S 700 Street Ste B149
Salt Lake City Utah 84102

With a copy to:
M Andrew Andrade.
950 Cherry Street
Suite 300
Denver Colorado

ARTISTS INNOVATIONS:
Ms Dianne Christmas, President
358 S 700 Street, Ste B149
Salt Lake City, Utah 84102

With a copy to:
M Andrew Andrade.
c/o EMAX MEDIA Group, Inc
950 Cherry Street
Suite 300
Denver Colorado

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

         Section 7.4 Attorneys' Fees: In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

         Section 7.5  Confidentiality: Each party hereto agrees with the other parties that, unless and until the transaction contemplated by this Agreement has been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

         Section 7.6 Schedules: Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

         Section 7.7 Third Party  Beneficiaries: This contract is solely among EMAX MEDIA and ARTISTS INNOVATIONS and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

         Section 7.8 Entire Agreement: This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

         Section 7.9 Survival; Termination: The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 18 months.

         Section 7.10 Counterparts Facsimile Execution: This Agreement may be executed in any number of counterparts all of which when taken together shall constitute one single Agreement. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, a facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier machine as a defense to the enforcement of the Agreement or any amendment or other document executed in compliance with this Section.

         Section 7.11 Amendment or Waiver: Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

         Section 7.12 Incorporation of Recitals: All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

         Section  7.13  Expenses: Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation therefor.

         Section 7.14 Headings; Context: The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

         Section 7.15 Benefit: This Agreement shall be binding upon and shall insure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

         Section 7.16 Public Announcements: Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

         Section 7.17 Severability: In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

         Section 7.18 Failure of Conditions; Termination: In the event any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement without liability to any other party. The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

         Section 7.19 No Strict Construction: The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

         Section 7.20 Execution Knowing and Voluntary: In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprised of its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

         Section 7.21 Force Majeure: Neither party hereto shall be liable to the other for any failure to perform or a delay in performance of its obligations hereunder caused by an Act Of God, outbreak of hostilities, riots, civil disturbance, act of terrorism, the act of any government or authority (including any revocation of any license or consent), fire, explosion, flood, fog or bad weather, default of suppliers or sub-contractors, theft, malicious damage, strike, lock-out or industrial action of any kind, cause or circumstance beyond its reasonable control.

IN WITNESS  WHEREOF,  the  corporate  parties  hereto  have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

EMAX HOLDINGS CORPORATION

ATTEST:
___________________________________	Witness __________________________
President: Roxanna Weber	Date __________________________

EMAX MEDIA GROUP, INC

_________________________________	Witness __________________________
Dorliss Bright	Date __________________________
CEO/Secretary

ARTISTS INNOVATIONS, INC

____________________________________	Witness __________________________
President Dianne Christmas	Date __________________________

____________________________________	Witness_________________________
Secretary	Date __________________________

EXHIBIT "B"
__________________

INVESTMENT LETTER
May 2, 2007
ARTISTS INNOVATIONS INC.
358 S 700 Street, Ste B149
Salt Lake City, Utah 84102

EMAX Holdings Corporation
2576 Memorial Blvd Ste 177
Springfield Tennessee 37172

Gentlemen:

The  undersigned,  in acceptance  of and subject to the terms and  conditions of that certain Agreement (the "Agreement"),  between ARTISTS INNOVATIONS , Inc., a Utah company (the  "Company") and EMAX MEDIA GROUP, INC. A SUBSIDARY OF EMAX HOLDINGS CORPORATION, a Utah corporation, dated  April 30, 2007,  wherein  the  Company  shall  cause to be  issued  an  aggregate  of 8,293,578  EMAX MEDIA GROUP, Inc. Shares of Preferred Stock, with a stated value of $1.00 per share of its $0.000001 par value preferred  stock, and convertible into 103,885,000 shares of common stock with a stated value of $.08 pre share in EMAX Holdings Corporation in exchange for certain  licensing rights more fully  described in the Agreement (the  "Shares"),  the undersigned hereby represents,  warrants,  covenants and agrees with the Company that, in connection  with the  undersigned's  acceptance of the Shares and as of the date of this letter:

1. The undersigned is aware that its acceptance of the Shares is irrevocable, absent an extension of the Expiration Date of any material change to any of the terms and conditions of the Agreement.

2. The undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes a valid and legally binding obligation of the undersigned.

3. By  execution  hereof,  the  undersigned  hereby  confirms  that the Company's  common  stock to be  received  in  exchange  for the  Assets  will be acquired for investment for the undersigned's  own account,  not as a nominee or agent,  and not with a view to the resale or  distribution  of any part thereof, and that the  undersigned  has no present  intention  of selling,  granting  any participation in, or otherwise  distributing the same. By execution hereof,  the undersigned  further  represents  the  undersigned  does not have any  contract, undertaking,  agreement or arrangement with any third party, with respect to any of the Shares.

4.  The  undersigned  understands  that the  Shares  are  being  issued pursuant to available  exemption  thereto and have not been registered under the Securities  Act of 1933,  as  amended  (the  "1933  Act"),  or under  any  state securities laws. The undersigned  understandsthat no registration statement has been filed with the United  States

Shares and Exchange  Commission  nor with any other  regulatory  authority  and that,  as a result,  any  benefit  which might normally  accrue to a holder such as the  undersigned by an impartial  review of such a registration statement by the Securities and Exchange Commission or other regulatory authority will not be forthcoming.  The undersigned  understands that it cannot sell the Shares unless such sale is registered  under the 1933 Act and applicable  state  securities laws or exemptions from such  registration  become available.  In this connection the undersigned  understands that the Company has advised the Transfer Agent for its securities that the Shares are subject to the "restricted  period" under the 1933 Act and that they may not be  transferred by me to any person without the prior consent of the Company,  which consent of the Company  will  require an opinion of counsel  acceptable  to the  Company to the effect that, in the event the Shares are not registered  under the 1933 Act, any transfer as may be proposed by me must be entitled to an exemption from the registration provisions of the 1933  Act.  To this end,  I  acknowledge  that a legend to the  following effect will be placed upon the certificate  representing the Shares and that the Transfer Agent has been advised of such facts:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE  "ACT"), AND MAY BE OFFERED AND SOLD ONLY IF   REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT IS AVAILABLE OR IF ANOTHER EXEMPTION FROM  REGISTRATION THEREUNDER IS AVAILABLE,  THE AVAILABILITY OF WHICH MUST BE ESTABLISHED TO THE SATISFACTION  OF THE COMPANY.

The undersigned understands that the foregoing legend on its certificate for the Shares limits their value, including their value as collateral.

6. The undersigned  represents that it is experienced in evaluation and investing in securities of companies in the development  stage and  acknowledges that  it is  able to  fend  for  itself,  can  bear  the  economic  risk of this investment  and has such  knowledge  and  experience  in financial  and business matters that it is capable of evaluating  the merits and risks of the investment in the Shares.

7.  EMAX Media's Equity Securities. EIGHT MILLION TWO HUNDRED AND NINETY THREE  THOUSAND FIVE HUNDRED AND SEVENTY EIGHT DOLLARS ($8,293,578) of EMax Media's nonvoting, convertible, preference shares having the preferences, limitations and rights set forth in Exhibit 3. attached hereto and incorporated by reference herein, to be issued in the name of the Persons whom EMAX Media shall direct, the number of such preference shares to be delivered by EMAX Media to be equal to the results obtained when the preference shares stated value is divided into $8,293,578 million; i.e.8,292,578 shares. Such shares of EMAX Media preferred stock shall not be issued until after the True-Up Date, which date shall be one hundred twenty (120) days after the Closing Date or when the auditors finish their accounting work and give those accounting completed and delivered to EMAX Media, whichever shall first occur.

IN WITNESS  WHEREOF,  the  corporate  parties  hereto  have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

EMAX HOLDINGS CORPORATION

ATTEST:
___________________________________	Witness __________________________
President: Roxanna Weber	Date __________________________

EMAX MEDIA GROUP, INC

_________________________________	Witness __________________________
Dorliss Bright	Date __________________________
CEO/Secretary

ARTISTS INNOVATIONS, INC

____________________________________	Witness __________________________
President Dianne Christmas	Date __________________________

____________________________________	Witness_________________________
Secretary	Date __________________________

Exhibit  A

1.
The distribution and publishing rights to the tradenames, and trademarks for the eMax , eMax Music, eMax Networks. eMax Videos, eMax Software, eMax Productions, eMax Studios, eMax TV, eMax games, eMax Films and eMax Store

2.	The signed manufacturing and distribution agreement between Artists Innovations/ ME-TOO Records, and Windows Productions.

3.	The distribution and publishing rights to the video release copyright PA# 697-366 titled, “The Elvis I Knew”

4.	The distribution and publishing music recordings held in the sound recording and copyright SRu 399-264 titled “Rockin’ Memories”

5.	The distribution and publishing rights to the software rights held by EMAX Software.

6.	The marketing and promotion of the web domains emaxnet.net, emaxmusic.com, emaxmovies.com, emaxproductions.com, emaxtv.com, emaxcorp.com,

Schedule 1

The signed manufacturing and distribution agreement between Artists Innovations/ ME-TOO Records, and Windows Productions

Schedule 2

All non exclusive perpetual marketing, distribution and publishing rights to the  copyrights, software programs, technology rights , patents pending,  ownership, manufacturing, distribution and publishing rights owned by EMAX Software

Including but not limited to the property known and further described as:

eMax Net Portal
emax media players:
eMax music player
eMax video player

languange translation technology

artificial intelligence technology

emaxnet browser